EXHIBIT 21.1
LIST OF SUBSIDIARIES
     The Company had the following subsidiaries as of the date of this report:

NAME		INCORPORATED

1.	Seacoast National Bank	United States

2.	FNB Brokerage Services, Inc.	Florida

3.	FNB Insurance Services, Inc	Florida

4.	South Branch Building, Inc	Florida

5.	FNB Property Holdings, Inc	Delaware

6.	FNB RE Services, Inc	Florida

7.	TCoast Holdings, LLC	Florida

8.	BR West, LLC	Florida

9.	SBCF Capital Trust I	Delaware

10.	SBCF Statutory Trust II	Connecticut

11.	SBCF Satutory Trust III	Delaware

12.	SBCF Satutory Trust IV	Delaware

13.	SBCF Satutory Trust V	Delaware